Exhibit 5.1

December 17, 2012

Prosper Funding LLC
111 Sutter Street, 22nd Floor
San Francisco, CA 94104

Ladies and Gentlemen:

We have acted as counsel to Prosper Funding LLC, a Delaware limited liability company (“Prosper Funding”), and to Prosper Marketplace, Inc., a Delaware corporation (“PMI” and, collectively with Prosper Funding, the “Registrants”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Registrants’ Registration Statement on Form S-1, File No. 333-179941 and 333-179941-01, initially filed by Prosper Funding with the Commission under the Securities Act of 1933, as amended (the “Act”), on March 7, 2012 (such Registration Statement, as amended through the date hereof, the “Registration Statement”).  The Registration Statement includes, as Part 1 thereof, a preliminary prospectus, dated November 26, 2012, relating to an offering of up to $500,000,000 in aggregate principal amount of Prosper Funding’s Borrower Payment Dependent Notes (the “Notes”) and PMI Management Rights that will accompany the Notes. The Notes and the PMI Management Rights will be offered and sold in accordance with the terms of a Lender Registration Agreement (the “Lender Registration Agreement”), between Prosper Funding, PMI and a purchaser of the Notes. The form of the Lender Registration Agreement is attached as Exhibit 10.2 to the Registration Statement.  The Notes will be issued under an Amended and Restated Indenture (the “Indenture”), between Prosper Funding and Wells Fargo Bank, National Association, as trustee (the “Trustee”) the form of which was filed as Exhibit 4.3 to the Registration Statement.  As used herein, the “PMI Management Rights” shall mean PMI’s obligations under the Administration Agreement to be entered into between PMI and Prosper Funding (the “Administration Agreement”).  The form of the Administration Agreement is attached as Exhibit 10.7 to the Registration Statement.

We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.  We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

We have relied as to certain matters on information obtained from public officials, officers of Prosper Funding and PMI, and other sources believed by us to be responsible.

With respect to the Notes, we have assumed that the Trustee has duly authorized the Indenture.  We have further assumed with respect to the Notes and the PMI Management Rights that each Lender Registration Agreement will be duly authorized, executed and delivered by Prosper Funding, PMI and the other parties thereto.

Based upon and subject to the foregoing and subject to the qualifications set forth below, with respect to the Notes, we are of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such laws, (ii) the Indenture has been duly executed and delivered by Prosper Funding and the Trustee and duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Notes have been duly executed by Prosper Funding and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor in accordance with the terms of the respective Lender Registration Agreements and as contemplated by the Registration Statement, then, upon the happening of such events, the Notes will constitute the valid and binding obligations of Prosper Funding, enforceable against Prosper Funding in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Based upon and subject to the foregoing and subject to the qualifications set forth below, with respect to the PMI Management Rights, we are of the opinion that when, as and if: (i) the Registration Statement and any required post-effective amendments thereto have all become effective under the Act and all Prospectus Supplements required by applicable law have been delivered and filed as required by such laws, (ii) the Indenture has been duly executed and delivered by Prosper Funding and the Trustee and duly qualified under the Trust Indenture Act of 1939, as amended, (iii) the Notes have been duly executed by Prosper Funding and authenticated by the Trustee in accordance with the Indenture and have been duly issued and delivered against payment therefor in accordance with the terms of the respective Lender Registration Agreements, and as contemplated by the Registration Statement and (iv) the Administration Agreement has been duly executed and delivered by Prosper Funding and PMI, then the PMI Management Rights will constitute the valid and binding obligations of PMI, enforceable against PMI in accordance with the terms of the Administration Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

We express no opinion as to the binding effect of: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party's liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest; or (v) provisions that are deemed to be inconsistent with general principles of equity.

We are members of the bars of the District of Columbia and the State of New York.  We do not express any opinion herein on any laws other than the laws of the State of New York, the Delaware General Corporation Law, and applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  We also hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
Covington & Burling LLP